Lake Shore Bancorp, Inc. Announces

Third Quarter 2025 Financial Results

DUNKIRK, N.Y. — October 22, 2025 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Bank (the “Bank”), reported unaudited net income of $2.4 million, or $0.32 per diluted share, for the third quarter of 2025 compared to net income of $1.3 million, or $0.18 per diluted share, for the third quarter of 2024. For the first nine months of 2025, the Company reported unaudited net income of $5.3 million, or $0.70 per diluted share, as compared to $3.5 million, or $0.46 per diluted share, for the first nine months of 2024. Earnings per share and other share information disclosed throughout reflect the effect of the Company's conversion and related stock offering. The Company's financial performance for the third quarter of 2025, when compared to the third quarter of 2024, was positively impacted by an increase in net interest income and non-interest income.

"Our third-quarter and year-to-date 2025 financial results show ongoing improvements in efficiency and progress on strategic initiatives such as completion of the second step conversion, stated Kim C. Liddell, President, CEO, and Director. The current economic volatility has the potential to affect future market conditions and consumer confidence, and we stand committed to providing ongoing support to the communities we serve."

Third Quarter 2025 and Year-to-Date Financial Highlights:

•
Net income increased to $2.4 million during the third quarter of 2025, an increase of $1.0 million, or 77.1%, when compared to the third quarter of 2024. Net income was positively impacted by an increase in net interest income of $972,000, or 18.1%, when compared to the third quarter of 2024;
•
Net income increased to $5.3 million during the first nine months of 2025, an increase of $1.9 million, or 54.1%, when compared to the first nine months of 2024. Net income was positively impacted by an increase in net interest income of $2.2 million, or 14.1%, and a decrease in non-interest expense of $360,000, or 2.4%, when compared to the first nine months of 2024;
•
Net interest margin increased to 3.72% during the third quarter of 2025, an increase of 44 basis points when compared to net interest margin of 3.28% during the third quarter of 2024;
•
Reduced reliance on wholesale funding by repaying $8.3 million of Federal Home Loan Bank of New York ("FHLBNY") borrowings during the first nine months of 2025 with only $2.0 million outstanding as of September 30, 2025;
•
At September 30, 2025 and December 31, 2024, the Company’s percentage of uninsured deposits to total deposits was 13.3% and 13.5%, respectively.
•
Book value per share increased 53.9% to $17.80 per share at September 30, 2025, as compared to $11.57 per share at December 31, 2024;
•
Non-performing assets as a percentage of total assets decreased to 0.25% at September 30, 2025, as compared to 0.55% at December 31, 2024, primarily due to a decrease in non-performing assets of $2.0 million, or 51.8%; and
•
The Bank's capital position remains "well capitalized" with a Tier 1 Leverage ratio of 16.34% and a Total Risk-Based Capital ratio of 22.76% at September 30, 2025.

Net Interest Income

Net interest income for the third quarter of 2025 increased by $233,000, or 3.8%, to $6.4 million as compared to $6.1 million for the second quarter of 2025 and increased $972,000, or 18.1%, as compared to $5.4 million for the third quarter of 2024. Net interest margin and interest rate spread were 3.72% and 3.02%, respectively, for the third quarter of 2025 as compared to 3.84% and 3.32%, respectively, for the second quarter of 2025 and 3.28% and 2.67%, respectively, for the third quarter of 2024.

Net interest income for the first nine months of 2025 increased $2.2 million, or 14.1%, to $17.9 million as compared to $15.7 million for the first nine months of 2024. Net interest margin and interest rate spread were 3.68% and 3.09%, respectively, for the first nine months of 2025 as compared to 3.17% and 2.59%, respectively, for the first nine months of 2024.

Interest income for the third quarter of 2025 was $9.4 million, an increase of $244,000, or 2.7%, compared to $9.1 million for the second quarter of 2025, and an increase of $500,000, or 5.6%, compared to $8.9 million for the third quarter of 2024.

The increase in interest income from the prior quarter was primarily due to an increase in interest earned on interest-earning deposits of $523,000, or 193.7%, as a result of an increase in the average balance of interest-earning deposits of $46.0 million, or 169.4%, and an increase in the average yield on interest-earning deposits of 35 basis points with additional funds maintained at the Federal Reserve Bank. The increase in the average balance of interest-earning deposits from the prior quarter was primarily due to the receipt of funds raised in connection with the second step conversion and offering. This increase in interest income was partially offset by a decrease in interest earned on loans of $276,000, or 3.3%, resulting primarily from a decrease in the average yield on loans of 21 basis points. During the prior quarter, the average yield on loans was positively impacted by the recognition of $461,000 of interest income associated with the payoff of three loans on nonaccrual status.

The increase in interest income from the prior year quarter was primarily due to an increase in interest earned on loans of $463,000, or 6.0%, as a result of an increase in the average balance of loans of $12.0 million, or 2.2%, and an increase in the average yield on loans of 21 basis points. The increase in the average yield on loans was primarily attributable to the origination and repricing of loans at higher interest rates since the third quarter of 2024.

Interest income for the first nine months of 2025 was $26.8 million, an increase of $610,000, or 2.3%, compared to $26.2 million, for the first nine months of 2024. This increase was primarily due to an increase in the interest earned on loans of $1.4 million, or 6.1%, as a result of an increase in the average yield on loans of 33 basis points and an increase in the average balance of loans of $1.4 million. The increase in the average yield on loans was primarily attributable to the origination and repricing of loans at higher interest rates since the third quarter of 2024. This increase in interest income was primarily offset by a decrease in interest earned on interest-earning deposits of $665,000, or 33.9%, resulting from a decrease in the average yield on interest-earning deposits of 102 basis points and a decrease in the average balance of interest-earning deposits of $8.9 million, or 17.7%.

Interest expense for the third quarter of 2025 was $3.0 million, an increase of $11,000, or 0.4%, from the second quarter of 2025, and a decrease of $472,000, or 13.6%, from $3.5 million for the third quarter of 2024.

The marginal increase in interest expense for the third quarter of 2025 when compared to the previous quarter was primarily due to an increase in the average interest rate paid on deposits of five basis points as a result of a shift in deposit composition. During the third quarter of 2025 as compared to the previous quarter, interest expense on deposits increased by $18,000, or 0.6%. The average interest rate paid on deposit accounts was impacted by a nine basis point increase in the average interest rate paid on money market accounts, partially offset by a five basis points decrease in the average interest rate paid on time deposits. Average interest-bearing deposit balances were $486.7 million, a 1.3% decrease during the third quarter of 2025 when compared to the previous quarter due to a decrease in average balances for savings accounts and time deposits, partially offset by an increase in average balances for money market accounts.

The decrease in interest expense for the third quarter of 2025 when compared to the prior year quarter was primarily due to a 27 basis point decrease in average interest rate paid on interest-bearing liabilities and a $20.8 million, or 4.1%, decrease in the average balance of interest-bearing liabilities. During the third quarter of 2025 as compared to the same period in 2024, interest expense on deposits decreased by $353,000, or 10.6%, due to a 27 basis points decrease in the average interest rate paid on deposit accounts and a $2.6 million, or 0.5%, decrease in the average balance of deposits. The decrease in the average interest rate paid on deposit accounts was primarily due to the decrease in market interest rates, time deposit repricing, and a marginal shift in deposit composition. Average interest-bearing deposit balances decreased during the third quarter of 2025 when compared to the third quarter of 2024 due to a decrease in all deposit categories except money market accounts. During the third quarter of 2025, interest expense on borrowed funds and other interest-bearing liabilities decreased by $119,000, or 79.9%, compared to the third quarter of 2024, primarily due to a $18.2 million, or 88.7%, decrease in average borrowed funds and other interest-bearing liabilities outstanding due to the repayment of $8.3 million in borrowed funds during the first nine months of 2025.

Interest expense for the first nine months of 2025 was $8.9 million, a decrease of $1.6 million, or 15.3%, from $10.5 million for the first nine months of 2024. The decrease in interest expense was primarily due to a 28 basis points decrease in average interest rate paid on interest-bearing liabilities and a decrease in the average balance of interest-bearing liabilities of $28.4 million, or 5.5%. During the first nine months of 2025, there was a $1.2 million decrease in interest expense on total deposit accounts when compared to the first nine months of 2024 due to a 28 basis points decrease in the average interest rate paid on total deposits along with a decrease in average total deposit balance of $7.4 million, or 1.5%. The decrease in the average interest rate paid on deposit accounts was primarily due to the decrease in market interest rates, time deposit repricing, and a marginal shift in deposit composition. Interest expense on borrowed funds and other interest-bearing liabilities also decreased $431,000, or 77.2%, during the first nine months of 2025 when compared to the first nine months of 2024, primarily due to a $21.0 million, or 83.6%, decrease in the average balance of borrowed funds and other interest-bearing liabilities outstanding as we reduced our FHLBNY borrowings.

Non-Interest Income

Non-interest income was $1.1 million for the third quarter of 2025, an increase of $265,000, or 33.1%, as compared to $800,000 for the second quarter of 2025, and an increase of $274,000, or 34.6%, as compared to $791,000 for the third quarter of 2024. The increase from the prior quarter was primarily due to a $248,000 increase in earnings on bank-owned life insurance as a result of the recognition of a death benefit and a $14,000 increase in unrealized gain on equity securities during the third quarter of 2025. The increase from the prior year quarter was primarily due to a $182,000 increase in earnings on bank-owned life insurance as a result of a death benefit, an $83,000 increase in unrealized gain on equity securities, and a $24,000 increase in earnings on annuity assets in connection with the purchase of annuities during the fourth quarter of 2024, partially offset by a $14,000 decrease in debit card fees.

Non-interest income was $2.6 million for the first nine months of 2025, an increase of $354,000, or 15.8%, as compared to the first nine months of 2024. The increase was primarily due to a $185,000 increase in earnings on bank owned life insurance as a result of the recognition of a death benefit during the third quarter of 2025, a $182,000 increase in unrealized gain on equity securities, and a $69,000 increase in earnings on annuity assets in connection with the purchase of annuities during the fourth quarter of 2024, partially offset by a $49,000 decrease in service charges and fees and a $31,000 decrease in debit card fees.

Non-Interest Expense

Non-interest expense was $4.8 million for the third quarter of 2025, an increase of $218,000, or 4.7%, as compared to $4.6 million for the second quarter of 2025. The increase from the prior quarter was primarily due to an increase in data processing expense of $57,000, or 12.5%, along with increases in professional services expense of $52,000, or 20.7%, and postage and supplies expense of $37,000, or 64.9%. Non-interest expense during the third quarter of 2025, when compared to the third quarter of 2024, remained relatively consistent, increasing $30,000, or 0.6%.

Non-interest expense was $14.3 million for the first nine months of 2025, a decrease of $360,000, or 2.4%, as compared to $14.7 million for the first nine months of 2024. The decrease related primarily to a decline in FDIC insurance expense of $469,000, or 67.7%, due to a decrease in premium assessments related to remediating regulatory matters. As a result of management's efforts to decrease the use of external consultants and optimize operating expenses, professional services decreased by $217,000, or 20.0% and occupancy and equipment expenses decreased by $143,000, or 6.9%. These decreases were partially offset by an increase in salaries and employee benefits of $469,000, or 5.8%, and a $94,000, or 7.0%, increase in data processing primarily due to an increase in costs related to core system maintenance when compared to the prior year period.

Income Tax Expense

Income tax expense was $487,000 for the third quarter of 2025, an increase of $109,000, or 28.8%, as compared to $378,000 for the second quarter of 2025, and an increase of $229,000, or 88.8%, as compared to $258,000 for the third quarter of 2024. The increase in income tax expense from the prior quarter and prior year quarter was primarily related to the increase in pre-tax income earned during the current quarter, and an increase in the effective tax rate during the third quarter of 2025. The effective tax rate was 17.1% for the third quarter of 2025 as compared to 16.5% for the second quarter of 2025 and 16.2% for the third quarter of 2024, as a result of an increase to pre-tax, taxable income.

Income tax expense was $1.1 million for the first nine months of 2025, an increase of $415,000, or 63.2%, as compared to $657,000 for the first nine months of 2024. The increase in income tax expense from the first nine months of 2024 was primarily related to the increase in pre-tax income earned during the first nine months of 2025 and an increase in the effective tax rate during the first nine months of 2025. The effective tax rate was 16.7% for the first nine months of 2025 and 16.0% for the first nine months of 2024, as a result of an increase to pre-tax, taxable income.

Credit Quality

The Company’s allowance for credit losses on loans was $4.9 million as of September 30, 2025 as compared to $5.1 million as of December 31, 2024. The Company’s allowance for credit losses on unfunded commitments was $342,000 as of September 30, 2025 as compared to $314,000 as of December 31, 2024. Non-performing assets as a percentage of total assets decreased to 0.25% at September 30, 2025 as compared to 0.55% at December 31, 2024, primarily due to a decrease in non-performing assets of $2.0 million, or 51.8%. The Company’s allowance for credit losses on loans as a percentage of loans at amortized cost was 0.87% at September 30, 2025 and 0.93% at December 31, 2024.

The Company recorded a credit to the provision for credit losses of $269,000 during the third quarter of 2025, which was comprised of a $288,000 credit related to the loan portfolio, partially offset by a provision of $19,000 related to the reserve for unfunded commitments. For the nine months ended September 30, 2025, the Company recorded a credit to the provision for credit losses of $221,000, which was comprised of a $249,000 credit related to the loan portfolio, partially offset by a provision of $28,000 related to the reserve for unfunded commitments. The decrease in the allowance for credit losses on loans and corresponding credit to the provision for credit losses recognized was the result of a decrease in expected loss rates derived from expected quantitative losses inclusive of forecasted economic trend and qualitative considerations as of the valuation date.

Balance Sheet Summary

Total assets at September 30, 2025 were $742.8 million, a $57.3 million increase, or 8.4%, as compared to $685.5 million at December 31, 2024. Cash and cash equivalents increased by $50.5 million, or 152.4%, from $33.1 million at December 31, 2024 to $83.6 million at September 30, 2025. The increase in cash and cash equivalents was primarily due to an increase in interest earning deposits of $49.9 million, or 164.1%, as the result of the second step conversion and offering that was completed during the third quarter of 2025. Securities were $56.0 million at September 30, 2025 as compared to $56.5 million at December 31, 2024 with the decrease primarily due to repayments during the first nine months of 2025. Net loans receivable at September 30, 2025 and December 31, 2024 were $552.6 million and $544.6 million, respectively. Total deposits at September 30, 2025 were $590.3 million, an increase of $17.4 million, or 3.0%, compared to $573.0 million at December 31, 2024. Total borrowings decreased to $2.0 million at September 30, 2025, a decrease of $8.3 million, or 80.5%, as compared to $10.3 million as of December 31, 2024.

Stockholders’ equity at September 30, 2025 was $139.3 million, an increase of $49.4 million, or 55.0%, compared to $89.9 million at December 31, 2024. The increase in stockholders’ equity was primarily attributed to the completion of the second step conversion and offering during the third quarter of 2025 as well as $5.3 million in net income earned during the first nine months of 2025.

About Lake Shore

Lake Shore Bancorp is the holding company of Lake Shore Bank, a New York chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has ten full-service branch locations in Western New York, including four in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. Lake Shore Bancorp’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about Lake Shore Bancorp is available at www.mylsbank.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, tariffs, unanticipated changes in our liquidity position, climate change, public health issues, geopolitical conflict, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

# # # # #

Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Kim C. Liddell

President, CEO, and Director

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1012

Selected Financial Condition Data

	September 30,	December 31,
	2025	2024
	(Unaudited)
	(Dollars in thousands)

Total assets	$742,802	$685,504
Cash and cash equivalents	83,638	33,131
Securities, at fair value	56,049	56,495
Loans receivable, net	552,611	544,620
Deposits	590,345	572,978
Long-term debt	2,000	10,250
Stockholders’ equity	139,306	89,868

Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Interest income	$9,351	$8,851	$26,825	$26,215
Interest expense	2,996	3,468	8,883	10,492
Net interest income	6,355	5,383	17,942	15,723
Credit for credit losses	(269)	(229)	(221)	(866)
Net interest income after provision (credit) for credit losses	6,624	5,612	18,163	16,589
Total non-interest income	1,065	791	2,590	2,236
Total non-interest expense	4,843	4,813	14,346	14,706
Income before income taxes	2,846	1,590	6,407	4,119
Income tax expense	487	258	1,072	657
Net income	$2,359	$1,332	$5,335	$3,462
Basic and diluted earnings per share	$0.32	$0.18	$0.70	$0.46

Selected Financial Ratios
Return on average assets(1)	1.28%	0.76%	1.01%	0.65%
Return on average equity(1)	7.31%	6.03%	6.83%	5.31%
Average interest-earning assets to average interest-bearing liabilities	139.79%	128.81%	132.50%	127.37%
Interest rate spread(1)	3.02%	2.67%	3.09%	2.59%
Net interest margin(1)	3.72%	3.28%	3.68%	3.17%
Efficiency ratio	65.26%	77.96%	69.87%	81.89%

(1) Annualized

Average Balance Sheets, Interest, and Rates (Quarterly Comparison)

	For the Three Months Ended			For the Three Months Ended
	September 30, 2025			September 30, 2024
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$73,188	$793	4.33%	$54,527	$716	5.25%
Securities(1)	55,750	365	2.62%	59,536	405	2.72%
Loans, including fees	554,615	8,193	5.91%	542,612	7,730	5.70%
Total interest-earning assets	683,553	$9,351	5.47%	656,675	$8,851	5.39%
Other assets	56,139			48,797
Total assets	$739,692			$705,472

Interest-bearing liabilities
Demand & NOW accounts	$64,619	$15	0.09%	$66,739	$15	0.09%
Money market accounts	163,533	1,053	2.58%	145,641	986	2.71%
Savings accounts	47,677	9	0.08%	57,772	10	0.07%
Time deposits	210,852	1,889	3.58%	219,166	2,308	4.21%
Borrowed funds & other interest-bearing liabilities	2,315	30	5.18%	20,479	149	2.91%
Total interest-bearing liabilities	488,996	$2,996	2.45%	509,797	$3,468	2.72%
Other non-interest bearing liabilities	121,512			107,327
Stockholders' equity	129,184			88,348
Total liabilities & stockholders' equity	$739,692			$705,472
Net interest income		$6,355			$5,383
Interest rate spread			3.02%			2.67%
Net interest margin			3.72%			3.28%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 3.00% and 3.11% for the three months ended September 30, 2025 and 2024, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

Average Balance Sheets, Interest, and Rates (Year-to-Date Comparison)

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2025			September 30, 2024
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$41,485	$1,297	4.17%	$50,409	$1,962	5.19%
Securities(1)	56,585	1,113	2.62%	60,082	1,243	2.76%
Loans, including fees	551,275	24,415	5.91%	549,925	23,010	5.58%
Total interest-earning assets	649,345	$26,825	5.51%	660,416	$26,215	5.29%
Other assets	53,523			49,771
Total assets	$702,868			$710,187

Interest-bearing liabilities
Demand & NOW accounts	$63,920	$46	0.10%	$67,882	$48	0.09%
Money market accounts	156,626	2,875	2.45%	142,078	2,899	2.72%
Savings accounts	53,146	26	0.07%	60,319	31	0.07%
Time deposits	212,260	5,809	3.65%	223,108	6,956	4.16%
Borrowed funds & other interest-bearing liabilities	4,126	127	4.10%	25,099	558	2.96%
Total interest-bearing liabilities	490,078	$8,883	2.42%	518,486	$10,492	2.70%
Other non-interest bearing liabilities	108,710			104,728
Stockholders' equity	104,080			86,973
Total liabilities & stockholders' equity	$702,868			$710,187
Net interest income		$17,942			$15,723
Interest rate spread			3.09%			2.59%
Net interest margin			3.68%			3.17%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 3.02% and 3.14% for the nine months ended September 30, 2025 and 2024, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

Average Balance Sheets, Interest, and Rates (Prior Quarter Comparison)

	For the Three Months Ended			For the Three Months Ended
	September 30, 2025			June 30, 2025
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$73,188	$793	4.33%	$27,162	$270	3.98%
Securities(1)	55,750	365	2.62%	56,222	368	2.62%
Loans, including fees	554,615	8,193	5.91%	553,550	8,469	6.12%
Total interest-earning assets	683,553	$9,351	5.47%	636,934	$9,107	5.72%
Other assets	56,139			52,724
Total assets	$739,692			$689,658

Interest-bearing liabilities
Demand & NOW accounts	$64,619	$15	0.09%	$64,337	$15	0.09%
Money market accounts	163,533	1,053	2.58%	153,547	955	2.49%
Savings accounts	47,677	9	0.08%	58,286	9	0.06%
Time deposits	210,852	1,889	3.58%	217,101	1,969	3.63%
Borrowed funds & other interest-bearing liabilities	2,315	30	5.18%	3,869	37	3.83%
Total interest-bearing liabilities	488,996	$2,996	2.45%	497,140	$2,985	2.40%
Other non-interest bearing liabilities	121,512			100,826
Stockholders' equity	129,184			91,692
Total liabilities & stockholders' equity	$739,692			$689,658
Net interest income		$6,355			$6,122
Interest rate spread			3.02%			3.32%
Net interest margin			3.72%			3.84%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 3.03% and 3.03% for the three months ended September 30, 2025 and June 30, 2025 respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

Selected Quarterly Financial Data

	As of or For the Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Selected Financial Condition Data:
Total assets	$742,802	$734,838	$688,996	$685,504	$697,596
Cash and cash equivalents	83,638	75,367	30,428	33,131	49,981
Securities, at fair value	56,049	55,323	55,801	56,495	58,782
Loans receivable, net	552,611	552,389	551,640	544,620	539,005
Deposits	590,345	627,499	582,730	572,978	587,563
Long-term debt	2,000	2,000	4,000	10,250	10,250
Stockholders’ equity	139,306	92,884	90,662	89,868	89,877

Condensed Statements of Income:
Interest income	$9,351	$9,107	$8,367	$8,590	$8,851
Interest expense	2,996	2,985	2,902	3,249	3,468
Net interest income	6,355	6,122	5,465	5,341	5,383
Provision (credit) for credit losses	(269)	-	48	(613)	(229)
Net interest income after provision (credit) for credit losses	6,624	6,122	5,417	5,954	5,612
Total non-interest income	1,065	800	724	1,068	791
Total non-interest expense	4,843	4,625	4,878	5,275	4,813
Income before income taxes	2,846	2,297	1,263	1,747	1,590
Income tax expense	487	378	206	278	258
Net income	$2,359	$1,919	$1,057	$1,469	$1,332
Basic and diluted earnings per share	$0.32	$0.25	$0.14	$0.19	$0.18

Selected Financial Ratios:
Return on average assets(1)	1.28%	1.11%	0.62%	0.85%	0.76%
Return on average equity(1)	7.31%	8.37%	4.65%	6.52%	6.03%
Average interest-earning assets to average interest-bearing liabilities	139.79%	128.12%	129.52%	129.46%	128.81%
Interest rate spread(1)	3.02%	3.32%	2.94%	2.72%	2.67%
Net interest margin(1)	3.72%	3.84%	3.49%	3.31%	3.28%
Efficiency ratio	65.26%	66.82%	78.82%	82.30%	77.96%

Asset Quality Ratios:
Non-performing loans as a percent of loans at amortized cost	0.33%	0.32%	0.62%	0.69%	0.74%
Non-performing assets as a percent of total assets	0.25%	0.24%	0.50%	0.55%	0.57%
Allowance for credit losses on loans as a percent of loans at amortized cost	0.87%	0.93%	0.93%	0.93%	1.01%
Allowance for credit losses on loans as a percent of non-performing loans	265.57%	290.53%	148.89%	134.91%	137.03%

Share Information:
Common stock, number of shares outstanding	7,825,501	7,803,102	7,804,593	7,770,658	7,773,110
Treasury stock, number of shares held	—	1,459,691	1,458,200	1,492,135	1,489,683
Book value per share	$17.80	$11.90	$11.62	$11.57	$11.56
Tier 1 leverage ratio (Bank-only)	16.34%	14.37%	14.31%	13.83%	13.37%
Total risk-based capital ratio (Bank-only)	22.76%	18.94%	18.67%	18.79%	18.85%

(1) Annualized